EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2023 Third Quarter

Facility expansion positions the company to capitalize on new opportunities

ORLANDO, FL – May 11, 2023 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2023 third quarter ended March 31, 2023.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “In January of this year, we were able to raise $10 million in equity funding (before fees and expenses) quickly and cost-effectively, which was a significant success for a company of our size under the market conditions that existed at the time. We intend to use the funds primarily for expansion and to facilitate future growth. As a result of the funding, we expedited the construction of our Orlando, Florida facility expansion, which will serve us well in the long term, although the construction disrupted production and caused some shipment delays during the third quarter.”

“With phase one of construction completed at the end of March, we were able to resume normal operations. The completion of phase two in the second half of calendar 2023 is expected to position LightPath to take advantage of the larger opportunities that lie ahead after the qualification of our newer products and materials in various defense and government initiatives.”

Fiscal 2023 Third Quarter Highlights:

•	Revenue for the third quarter of fiscal 2023 of $7.4 million
•	Total backlog at March 31, 2023 of $26.6 million
•	Net loss for the third quarter of fiscal 2023 was $1.2 million
•	EBITDA* loss for the third quarter of fiscal 2023 was $242,000
•	Completed oversubscribed equity raise of $10 million ($9.2 million, net) to fund growth initiatives, expand capabilities and complete facility upgrades
•	Funded remaining expansion construction at our Florida facility to be finished during the second half of calendar year 2023.

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

2023 Fiscal Third Quarter Financial Results

Revenue for the third quarter of fiscal 2023 was approximately $7.4 million, a decrease of approximately $0.9 million, or 11%, as compared to approximately $8.3 million in the same period of the prior fiscal year, primarily due to a decrease in sales of PMO products. Revenue was negatively impacted across all product groups by temporary production disruptions in the Orlando facility during the third quarter of fiscal 2023, which occurred as a result of the facility expansion. Although the project is not yet complete, the remaining phases are expected to be minimally disruptive. Revenue among our product groups for the third quarter of fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Third Quarter of Fiscal 2023	Third Quarter of Fiscal 2022	% Change
Infrared (“IR”) products	$3.6	$3.7	(3)%
Precision Molded Optics (“PMO”) products	$3.1	$4.0	(23)%
Specialty products	$0.7	$0.5	28%

** Numbers may not foot due to rounding

•	Revenue generated by IR products was approximately $3.6 million in the third quarter of fiscal 2023, a decrease of approximately $119,000, or 3%, as compared to approximately $3.7 million in the same period of the prior fiscal year. The decrease in revenue is primarily due to timing sales of IR products under a large annual contract, the shipments for which were completed in the second quarter of fiscal 2023, while shipments under the renewed contract signed in November 2022 began late in the third quarter of fiscal 2023. The renewed contract represents a 20% increase over the previous contract. This decrease was partially offset by the sale of the majority of our IR catalog inventory to Edmund Optics, as they will now service this portion of our catalog business.

•	Revenue generated by PMO products was approximately $3.1 million for the third quarter of fiscal 2023, a decrease of approximately $0.9 million, or 23%, as compared to approximately $4.0 million in the same period of the prior fiscal year. The decrease in revenue is due to a decrease in sales to customers in the telecommunications industry and a decrease in sales of commercial products, partially offset by increases in sales to defense and industrial customers. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.

•	Revenue generated by our specialty products was approximately $698,000 in the third quarter of fiscal 2023, an increase of approximately $151,000, or 28%, compared to $547,000 in the same period of the prior fiscal year. The increase is primarily due to increased demand for collimator assemblies, and increased sales of a custom visible lens assembly to a medical customer, for which we have an end of life order in backlog going into fiscal 2025.

Gross margin in the third quarter of fiscal 2023 was approximately $2.5 million, a decrease of 16%, as compared to approximately $3.0 million in the same period of the prior fiscal year. Total cost of sales was approximately $4.9 million for the third quarter of fiscal 2023, compared to approximately $5.3 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 34% for the third quarter of fiscal 2023, compared to 37% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the lower revenue level, with less contribution toward fixed manufacturing costs. The mix of revenue by product group for the third quarter of fiscal 2023 was also more heavily weighted toward IR products, which typically have lower margins than PMO products. Gross margin of 34% at this low revenue level with a less favorable product mix reflects the benefit of a number of the operational and cost structure improvements that we have been implementing.

Selling, general and administrative (“SG&A”) costs were approximately $2.8 million for the third quarter of fiscal 2023, an increase of approximately $140,000, or 5%, as compared to approximately $2.6 million in the same period of the prior fiscal year. The increase in SG&A costs is primarily due to an increase in stock compensation and other personnel-related costs. In addition, we incurred approximately $129,000 related to the exit of our secondary facility in Orlando, for which the lease ended in February 2023. These increases are partially offset by a decrease of approximately $45,000 of expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries, including legal and consulting fees.

Net loss for the third quarter of fiscal 2023 was approximately $1.2 million, or $0.03 basic and diluted loss per share, compared to $495,000, or $0.02 basic and diluted loss per share, for the same quarter of the prior fiscal year. The increase in net loss for the third quarter of fiscal 2023, as compared to the same period of the prior fiscal year, was primarily attributable to lower revenue and gross margin.

Our EBITDA for the quarter ended March 31, 2023 was a loss of approximately $242,000, compared to earnings of $647,000 for the same period of the prior fiscal year. The decrease in EBITDA in the third quarter of fiscal 2023 was primarily attributable to lower revenue and gross margin.

2023 Fiscal Year-To-Date Financial Results

Revenue for the first nine months of fiscal 2023 was approximately $23.2 million, a decrease of approximately $3.4 million, or 13%, as compared to approximately $26.7 million in the same period of the prior fiscal year, driven by both PMO and IR products. Revenue among our product groups for the first nine months of fiscal 2023 was as follows:

Product Group Revenue ($ in millions)**	Year-to-Date Fiscal 2023	Year-to-Date Fiscal 2022	% Change
IR products	$11.3	$13.7	(18)%
PMO products	$10.3	$11.6	(12)%
Specialty products	$1.7	$1.4	27%

** Numbers may not foot due to rounding

•	Revenue generated by IR products was approximately $11.3 million in the first nine months of fiscal 2023, a decrease of approximately $2.4 million, or 18%, as compared to approximately $13.7 million in the same period of the prior fiscal year. The decrease in revenue is primarily driven by sales of diamond-turned IR products, primarily attributable to customers in the defense and industrial markets, including the timing of sales of IR products under a large annual contract. Shipments under the prior contract were completed in the second quarter of fiscal 2023, while shipments under the renewed contract signed in November 2022 began late in the third quarter of fiscal 2023. The renewed contract represents a 20% increase over the previous contract. Sales of BD6-based molded IR products also decreased, particularly to customers in the China industrial and commercial markets.

•	Revenue generated by PMO products was approximately $10.3 million for the first nine months of fiscal 2023, a decrease of approximately $1.4 million, or 12%, as compared to approximately $11.6 million in the same period of the prior fiscal year. The decrease in revenue is primarily attributed to decreases in sales to customers in the telecommunications and commercial industries. PMO product sales to customers in China continue to be soft across all of the industries we serve due to unfavorable economic conditions in that region.

•	Revenue generated by our specialty products was approximately $1.7 million in the first nine months of fiscal 2023, an increase of approximately $369,000, or 27%, compared to $1.4 million in the same period of the prior fiscal year. The increase is primarily due to increased demand for collimator assemblies, and increased sales of a custom visible lens assembly to a medical customer. The first quarter of fiscal 2023 also included a charge for in-process materials billed to a customer upon order cancellation, during the first quarter of fiscal 2023.

Gross margin in the first nine months of fiscal 2023 was approximately $8.0 million, a decrease of 11%, as compared to approximately $9.0 million in the same period of the prior fiscal year. Total cost of sales was approximately $15.3 million for the first nine months of fiscal 2023, compared to approximately $17.6 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 34% for the first nine months of fiscal 2023 and for the same period of the prior fiscal year. The lower revenue level for the first nine months of fiscal 2023, as compared to the same period of the prior fiscal year, resulted in less contribution toward fixed manufacturing costs. The mix of revenue by product group for the first nine months of fiscal 2023 was similar to that of the same period of the prior fiscal year. Maintaining a gross margin of 34% at a lower revenue level reflects the benefit of a number of the operational and cost structure improvements that we have been implementing.

SG&A costs were approximately $8.4 million for the first nine months of fiscal 2023, a decrease of less than 1%, as compared to approximately $8.4 million in the same period of the prior fiscal year. The decrease in SG&A costs reflects a decrease of $248,000 in value-added tax (“VAT”) and related taxes from prior years that were accrued by one of our Chinse subsidiaries in the second quarter of fiscal 2022, as well as a decrease of approximately $526,000 of expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries, including legal and consulting fees incurred during the first nine months of fiscal 2022. These decreases were offset by an increase in stock compensation, partially due to director retirements that occurred during the second quarter, as well as increases in other personnel-related costs. In addition, we incurred approximately $129,000 during the first nine months of fiscal 2023 related to the exit of our secondary facility in Orlando, for which the lease ended in February 2023. SG&A costs for the first nine months of fiscal 2023 also include fees of $53,000 paid to BankUnited under our amended loan agreement for not prepaying the BankUnited term loan by certain dates.

Net loss for the first nine months of fiscal 2023 was approximately $3.2 million, or $0.11 basic and diluted loss per share, compared to $2.2 million, or $0.08 basic and diluted loss per share, for the same period of the prior fiscal year. The increase in net loss for the first nine months of fiscal 2023, as compared to the same period of the prior fiscal year, was primarily attributable to lower revenue and gross margin, partially offset by lower operating expenses.

Our EBITDA for the nine months ended March 31, 2023 was a loss of approximately $427,000, compared to earnings of $1.1 million for the same period of the prior fiscal year. The decrease in EBITDA in the first nine months of fiscal 2023 was primarily attributable to lower revenue and gross margin, partially offset by lower operating expenses.

Liquidity and Capital Resources

Cash used in operations was approximately $921,000 for the first nine months of fiscal 2023, compared to cash provided by operations of approximately $352,000 for the same period of the prior fiscal year. Cash used in operations for the first nine months of fiscal 2023 was largely driven by an increase in inventory, which occurred during the third quarter as production was disrupted by the construction in the Orlando facility. Cash provided by operations in the first nine months of fiscal 2022 reflects a lower net loss than in the first nine months of fiscal 2023, as well as an inventory reduction. These inflows were partially offset by a decrease in accounts payable and accrued liabilities during such period resulting from the payment of certain other expenses related to previously disclosed events that occurred at our Chinese subsidiaries which were accrued as of June 30, 2021.

Capital expenditures were approximately $2.3 million for the first nine months of fiscal 2023, as compared to approximately $1.5 million in the same period of the prior fiscal year. The first nine months of fiscal 2023 is largely driven by the Orlando facility expansion, whereas the majority of our capital expenditures during the first nine months of fiscal 2022 were related to the continued expansion of our IR coating capacity as well as increasing our lens diamond turning capacity to meet current and forecasted demand. We are in the process of constructing additional tenant improvements in our Orlando facility subject to our continuing lease, of which the landlord has agreed to provide $2.4 million in tenant improvement allowances. The balance of the tenant improvement costs is estimated to be $2.5 million, which we began to fund during the third quarter of fiscal 2023. Through the third quarter of fiscal 2023, we expended $1.2 million toward this project, with the remaining estimated $1.3 million expected to be expended during the fourth quarter of fiscal 2023.

Cash provided by financing activities for the first nine months of fiscal 2023 was approximately $7.5 million for the first nine months of fiscal 2023, including net equity proceeds of $9.2 million from a public offering of Class A common stock, which closed in January 2023, offset by approximately $1.7 million in principal payments on our loans and finance leases.

Sales Backlog

Our total backlog at March 31, 2023 was approximately $26.6 million, an increase of 35%, as compared to $19.7 million as of March 31, 2022. Compared to the end of fiscal 2022, our total backlog increased by 50% during the first nine months of fiscal 2023. The increase in backlog during the first nine months of fiscal 2023 was due to several large customer orders. One such order is a $4 million supply agreement with a long time European customer of precision motion control systems and OEM assemblies. The new supply agreement will go into effect in the fourth quarter of our fiscal year 2023 and is expected to run for around 12-18 months. During the second quarter of fiscal 2023 we also received the renewal of a large annual contract for infrared products, for an amount 20% greater than the previous renewal. We began to ship against the new contract in the third quarter of fiscal 2023, after shipments against the previous contract were completed. Also during the second quarter of fiscal 2023, we were qualified to provide advanced IR optics for a critical international military program, and received an initial order valued at $2.5 million from the related customer. This order represents a significant increase in this customer’s business with us. In addition, we received orders from existing customers in the U.S. and Europe related to several other significant long-term projects.

The timing of multi-year contract renewals is not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received and decrease as shipments are made against these orders. We anticipate that our existing annual and multi-year contracts will be renewed in future quarters.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 11, 2023 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2023 third quarter.

Date: Thursday, May 11, 2023

Time: 5:00 p.m. (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: Fiscal Third Quarter Earnings Webcast

Participants are recommended to dial-in or log on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 25, 2023. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #4233220.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery from the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	June 30,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$9,902,897	$5,507,891
Trade accounts receivable, net of allowance of $20,686 and $36,313	4,788,477	5,211,292
Inventories, net	8,232,208	6,985,427
Prepaid expenses and other assets	508,081	464,804
Total current assets	23,431,663	18,169,414

Property and equipment, net	12,532,112	11,640,463
Operating lease right-of-use assets	9,698,797	10,420,604
Intangible assets, net	3,613,986	4,457,798
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	143,000	143,000
Other assets	48,084	27,737
Total assets	$55,322,547	$50,713,921
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,374,753	$3,073,933
Accrued liabilities	678,092	558,750
Accrued payroll and benefits	1,537,508	2,081,212
Operating lease liabilities, current	971,069	965,622
Loans payable, current portion	849,327	998,692
Finance lease obligation, current portion	40,187	55,348
Total current liabilities	7,450,936	7,733,557

Deferred tax liabilities, net	528,395	541,015
Finance lease obligation, less current portion	47,191	11,454
Operating lease liabilities, noncurrent	8,661,517	9,478,077
Loans payable, less current portion	1,783,325	3,218,580
Total liabilities	18,471,364	20,982,683

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 37,231,396 and 27,046,790 shares issued and outstanding	372,314	270,468
Additional paid-in capital	242,529,230	232,315,003
Accumulated other comprehensive income	977,028	935,125
Accumulated deficit	(207,027,389)	(203,789,358)
Total stockholders’ equity	36,851,183	29,731,238
Total liabilities and stockholders’ equity	$55,322,547	$50,713,921

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Revenue, net	$7,409,648	$8,305,412	$23,249,228	$26,651,929
Cost of sales	4,874,244	5,271,161	15,255,567	17,645,897
Gross margin	2,535,404	3,034,251	7,993,661	9,006,032
Operating expenses:
Selling, general and administrative	2,759,306	2,619,269	8,428,132	8,435,313
New product development	513,694	590,405	1,529,738	1,569,376
Amortization of intangible assets	281,270	281,270	843,812	843,812
(Gain) loss on disposal of property and equipment	(58,652)	337	(55,910)	337
Total operating expenses	3,495,618	3,491,281	10,745,772	10,848,838
Operating loss	(960,214)	(457,030)	(2,752,111)	(1,842,806)
Other income (expense):
Interest expense, net	(77,094)	(54,984)	(228,705)	(151,064)
Other income (expense), net	(60,680)	180,070	(34,799)	139,807
Total other income (expense), net	(137,774)	125,086	(263,504)	(11,257)
Loss before income taxes	(1,097,988)	(331,944)	(3,015,615)	(1,854,063)
Income tax provision	65,282	163,059	222,416	328,328
Net loss	$(1,163,270)	$(495,003)	$(3,238,031)	$(2,182,391)
Foreign currency translation adjustment	288,607	(18,738)	41,903	(162,628)
Comprehensive income (loss)	$(874,663)	$(513,741)	$(3,196,128)	$(2,345,019)
Loss per common share (basic)	$(0.03)	$(0.02)	$(0.11)	$(0.08)
Number of shares used in per share calculation (basic)	35,124,095	27,033,578	29,750,138	27,011,943
Loss per common share (diluted)	$(0.03)	$(0.02)	$(0.11)	$(0.08)
Number of shares used in per share calculation (diluted)	35,124,095	27,033,578	29,750,138	27,011,943

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Net loss	—	—	—	—	(1,380,700)	(1,380,700)
Balances at September 30, 2022	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	203,586	2,036	(2,036)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	487,547	—	—	487,547
Foreign currency translation adjustment	—	—	—	671,125	—	671,125
Net loss	—	—	—	—	(694,061)	(694,061)
Balances at December 31, 2022	27,275,515	$272,755	$233,104,731	$688,421	$(205,864,119)	$28,201,788
Issuance of common stock for:
Employee Stock Purchase Plan	17,236	172	20,338	—	—	20,510
Exercise of Stock Options, RSUs & RSAs, net	847,735	8,478	(8,478)	—	—	—
Issuance of common stock under public equity placement	9,090,910	90,909	9,113,601			9,204,510
Stock-based compensation on stock options, RSAs & RSUs	—	—	299,038	—	—	299,038
Foreign currency translation adjustment	—	—	—	288,607	—	288,607
Net loss	—	—	—	—	(1,163,270)	(1,163,270)
Balances at March 31, 2023	37,231,396	$372,314	$242,529,230	$977,028	$(207,027,389)	$36,851,183

Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531
Issuance of common stock for:
Settlement of RSUs, net	27,341	274	(274)	—	—	-
Stock-based compensation on stock options & RSUs	—	—	184,538	—	—	184,538
Foreign currency translation adjustment	—	—	—	284	—	284
Net loss	—	—	—	—	(1,055,291)	(1,055,291)
Balances at December 31, 2021	27,021,875	$270,219	$231,761,146	$1,972,262	$(201,934,565)	$32,069,062
Issuance of common stock for:
Employee Stock Purchase Plan	12,391	124	29,861	—	—	29,985
Stock-based compensation on stock options & RSUs	—	—	240,343	—	—	240,343
Foreign currency translation adjustment	—	—	—	(18,738)	—	(18,738)
Net loss	—	—	—	—	(495,003)	(495,003)
Balances at March 31, 2022	27,034,266	$270,343	$232,031,350	$1,953,524	$(202,429,568)	$31,825,649

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,238,031)	$(2,182,391)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,359,550	2,763,620
Interest from amortization of debt costs	55,680	33,414
Loss on disposal of property and equipment	(55,910)	337
Stock-based compensation on stock options, RSUs & RSAs, net	1,071,183	541,472
Provision for doubtful accounts receivable	9,622	20,200
Change in operating lease assets and liabilities	(89,306)	(184,058)
Inventory write-offs to allowance	70,566	188,011
Deferred tax benefit	(12,620)	—
Changes in operating assets and liabilities:
Trade accounts receivable	413,193	(340,737)
Other receivables	—	105,598
Inventories	(1,317,347)	853,727
Prepaid expenses and other assets	(63,624)	36,486
Accounts payable and accrued liabilities	(123,542)	(1,483,281)
Net cash (used in) provided by operating activities	(920,586)	352,398

Cash flows from investing activities:
Purchase of property and equipment	(2,325,155)	(1,492,668)
Proceeds from sale of equipment	65,500	—
Net cash used in investing activities	(2,259,655)	(1,492,668)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	40,380	51,711
Proceeds from issuanc of common stock under public equity placement	9,204,510	—
Loan costs	—	(61,223)
Borrowings on loans payable	—	266,850
Payments on loans payable	(1,648,899)	(509,754)
Repayment of finance lease obligations	(63,345)	(172,344)
Net cash used in financing activities	7,532,646	(424,760)
Effect of exchange rate on cash and cash equivalents	42,601	31,282
Change in cash and cash equivalents	4,395,006	(1,533,748)
Cash and cash equivalents, beginning of period	5,507,891	6,774,694
Cash and cash equivalents, end of period	$9,902,897	$5,240,946

Supplemental disclosure of cash flow information:
Interest paid in cash	$170,109	$118,092
Income taxes paid	$323,414	$243,162
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$83,921	—

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Net loss	$(1,163,270)	$(495,003)	$(3,238,031)	$(2,182,391)
Depreciation and amortization	778,668	924,219	2,359,550	2,763,620
Income tax provision	65,282	163,059	222,416	328,328
Interest expense	77,094	54,984	228,705	151,064
EBITDA	$(242,226)	$647,259	$(427,360)	$1,060,621
% of revenue	-3%	8%	-2%	4%

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